Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Crescent Private Credit Income Corp.

(Name of Issuer)

Crescent Private Credit Income Corp.

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$12,618,169.60 (1)	0.01531%	$1931.85 (2)

Fees Previously Paid

Total Transaction Valuation	$12,618,169.60 (1)

Total Fees Due for Filing			$1931.85 (2)

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due			$1931.85 (2)

(1)

Calculated as the aggregate maximum purchase price for shares of common stock, based upon the net asset value per share as of April 30, 2025, of $26.76. This amount is based upon the offer to purchase up to 471,531 shares of common stock, par value $0.01 per share, of Crescent Private Credit Income Corp.

(2)

Calculated at $153.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2025.